Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on April 24, 2018 (“Effective Date”) between China Teletech Holding, Inc., having its registered office at Bao’an District, Guanlan Area, Xintian, Jun’xin Industrial Zone Building No. 9, 10, Shenzhen, Guangdong, China (hereinafter referred to as “Company”) and DONGSHENG LIAN (hereinafter referred to as “Employee”).

The parties shall be individually referred to as “Party” and collectively, as “Parties”.

The Parties hereby agree as follows:

1. ENGAGEMENT

1.1 Appointment: The Company hereby employs the Employee as Chief Executive Officer and the Employee agrees upon the terms and conditions herein set forth to be employed by the Company. Employee shall report directly to the Chairman of the Board of Directors of the Company.

1.2 Duration: The term of the agreement shall be thirty-six (36) months, effective as of April 24, 2018. Unless both parties mutually agree to extend the term of this agreement, the term of this agreement shall expire automatically on the expiration date. The agreement can be renewed for an additional time period as agreed by both parties. The agreement can be terminated earlier by either party by giving two months prior written notice.

1.3 Nature of Duties: The Employee shall perform, to the best of his ability, all the duties as are inherent in the Employee’s posting and such additional duties as the Company may call upon the Employee to perform, from time to time.

1.4 Place of Posting: The Employee will be posted at China office. The Employee may need to travel if the Company so requires. The Employee could be transferred to another location, seconded to any other entity, in U.S. or abroad, based upon the Company’s requirements. Unless otherwise specifically mentioned in writing by the Company, the terms of this Agreement, including those relating to compensation, shall govern any such transfer and / or secondment.

1.5 Hours of Work: The normal working days are Monday through Friday and the working hours are from 9am to 5:30pm. The Employee is expected to work not less than forty (40) hours each week. The Employee will be required to work for such period of time as is necessary for the proper discharge of the Employee’s duties to the Company.

1.6 Full Time Commitment: The Employee understands that the employment of the Employee with the Company requires his/her full attention and effort. The Employee agrees that during the period of his/her employment with the Company, the Employee will not, without the Company’s prior written consent, pursue any course of study or associate himself/herself with, or be connected with, concerned, employed or engaged in any other employment or business activity (other than for the Company).

1.7 Company Property:

(a) The Employee shall always maintain, in good condition, the Company’s property, which may be entrusted to the Employee for official use during the course of the Employee’s employment. At the time of relinquishing the duties, the Employee shall return all such property to the Company. Failure to do so will automatically entitle the company to recover such amounts from the Employee’s dues in addition to any other remedies available to the Company under law.

(b) The Employee shall be responsible for all such items or property and shall immediately report loss of property, if any, in the Employee’s possession to the Company. The Employee shall, if required by the Company, assist the Company in reporting loss of any such property to the local police authorities, as well as for lodging a claim with the insurance company. Failure to do so will automatically entitle the company to recover such amounts from the Employee’s dues in addition to any other remedies available to the Company under law.

1.8 Borrowing / Accepting Gifts: The Employee shall not borrow or accept any money, gift, reward or compensation for the Employee’s personal gains from or otherwise place himself under pecuniary obligation to any person / client associated with the Company.

1.9 Other Agreements: As and when required by the Company’s clients or other interests, the Company may be obligated to procure the Employee (as its employee) to sign certain agreements relating to confidentiality, intellectually property, non-disclosure and other restrictions. The Employee agrees to sign such agreements in the best interests of the Company.

1.10 Company Policies: The Employee shall follow all Company rules and policies effective as of the Effective Date and revised from time to time. The Company shall notify any amendment and / or updates to such policies to the Employee either by an email communication and / or by notification on the Company website. The Employee acknowledges that such communication or notification shall be adequate and shall thereafter be automatically incorporated into this Agreement.

2. COMPENSATION

2.1 Base Salary: The Company will pay employee a base pay of $120,000 per annual, payable in accordance with the Company’s standard payroll practices. The amount of the base salary shall be reviewed and adjusted periodically by the company upon the employee’s actual performance and contribution. Employee acknowledges and agrees that employee is obligated to report as income all compensation received by employee pursuant to this Agreement, and employee acknowledges its obligation to pay all his employment and other taxes thereon.

2.2 Annual Bonus. The Employee shall be eligible to receive an annual discretionary bonus (the “Bonus”), in an amount ranging from zero (0) to fifty percent (50%) of his Salary, to be determined by the Chairman of the Board or Compensation Committee in its sole discretion, based on the satisfaction of performance objectives established by the Chairman of the Board or Compensation Committee. The Company shall pay to the Employee the Bonus, to the extent declared earned and payable, within a reasonable time after it becomes payable.

2.3 Other Employee Benefit Plans. The Employee shall be entitled to participate in other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its qualified officers and employees, including the stock option plans and employee stock incentive plans.

2.4 Expenses. The Company shall pay or reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with his employment hereunder upon submission of appropriate documentation or receipts evidencing the expenses in accordance with the policies and procedures of the Company as are in effect from time to time. No expense payment or reimbursement under this Section shall be “grossed up” or increased to take into account any tax liability incurred by the Employee as a result of such payment or reimbursement.

2.5 Leave and Holidays: The Employee is entitled to the following leaves as per the Company Leave policy.

(a) statutory holidays

(b) public holidays

(c) Five working days paid annual leave

(d) Three working days paid sick leave upon providing valid certificate of diagnosis

3. TERMINATION

3.1 The Employee may terminate this Agreement without any reason, by giving the Company no less than one month’s prior notice in writing. The Company may reduce the notice period at the Company’s sole and absolute discretion. The Employee agrees that, in the event the Company decides to reduce the notice period, the Employee shall be entitled to salary only to the extent of such reduced notice period.

3.2 This Agreement can be terminated by the Company, without any reason, by giving the Employee not less than one month’s prior notice in writing or salary in lieu thereof. For the purposes of this clause, “salary” indicates basic salary.

3.3 The Company reserves the right to terminate the Employee’s employment instantly without any notice period or termination payment (except, if any such payment is required under applicable law), if it has reasonable ground to believe that the Employee is guilty of misconduct or negligence, or have committed any material breach of this Agreement including but not limited to breach in relation to clause 4, clause 5, clause 6, and clause 7 and / or caused any loss to the Company. In addition to the right to terminate the Employee’s employment, the Company shall also be entitled to injunctive relief against the Employee. The Employee shall further be liable to the Company for all damages, costs, including court costs and reasonable attorney fees incurred by the Company in relation to the Employee’s actions as mentioned hereunder.

3.4 If the Employee is absent from work without appropriate permission for a period of five consecutive working days, the Employee shall be deemed to have voluntarily abandoned his/her employment with the Company and to have terminated this Agreement. In such case of uninformed absence and abandonment of employment, the Company may, at its sole discretion and subject to applicable law, withhold the issuance of a relieving letter or other benefits, which the Employee may have been entitled to have if the Employee had served the notice period in accordance with this clause 3.

3.5 Effects of Termination

(i) On the termination of the Employee’s employment for whatever reason, the Employee shall return to the Company all property; documents and papers, both original and copies thereof, including any samples, literature, contracts, records, customer lists, drawings, blueprints, letters, notes, data, computer programs, reports, manuals, correspondence and the like; and Confidential Information (as defined below), in the Employee’s possession or under the Employee’s control relating to or in connection with the Employee’s employment with the Company.

(ii) On the termination of the Employee’s employment for whatever reason, the Employee authorizes the Company to provide notice of his/her obligations under this Agreement to any subsequent employer and to any other entity or person to whom the Employee is engaged by as an employee or otherwise.

4. REPRESENTATION & WARRANTIES

4.1 The Employee represents and warrants to the Company that the Employee has the legal right to enter into this Agreement and to perform all the obligations hereunder in accordance with its terms and that the Employee is not a party to any agreement or understanding, written or oral, which could prevent the Employee from entering into this Agreement or performing all the Employee’s obligations hereunder. The Employee agrees to indemnify and hold harmless the Company from and against all claims which may be made or brought against the Company or which the Company may suffer or incur, directly or indirectly as a result of, or in connection with any breach of any covenant, or agreement, or any incorrectness, or breach of any representation or warranty by the Employee.

4.2 The Employee represents and warrants that the information provided by the Employee, on which the Employee was appointed with the Company, is correct, true and complete.

4.3 Breach of the conditions of this clause 4 will render the Employee liable to summary dismissal in addition to any other remedy the Company may have against the Employee in law.

5. CONFIDENTIAL INFORMATION

5.1 “Confidential Information” means information that is disclosed in any form whatsoever, directly or indirectly, to the Employee, or to which information the Employee has access to, during the term or in connection with the Employee’s employment with the Company and includes, without limitation:

(a) Any data, reports, interpretation, forecasts, records or information, in written, oral or any other form and however stated, containing or otherwise reflecting information concerning the Company, any of its customers, suppliers, distributors, agents, employees or any third party;

(b) Information not generally known to the public or which would constitute a trade secret under applicable laws and which is used, developed, owned or obtained by the Company;

(c) Trade secrets, quality standards, inspection standards, inventions, ideas, processes, formulas, systems, tools and techniques, technical, engineering, scientific or commercial know-how or information;

(d) Hardware and software (whether stored or in process) design details, circuit software, source code, object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and similar items, whether or not patentable, patented, copyrightable or copyrighted (in each case regardless of the form in which such information or data may be embodied or represented);

(e) Information regarding accounting, costs, plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, processes and techniques used commercially or acquired by the Company;

(f) Information regarding the skills and compensation of other employees of the Company;

(g) All patents, copyrights, trademarks, design rights and other intellectual property rights that, as of the date of this Agreement or hereafter, belong to or are in the actual or constructive possession of the Company, and

(h) The contents of this Agreement including the compensation and benefits receivable by the Employee hereunder.

5.2 At all times during the term of this Agreement and thereafter, the Employee will, unless required in connection with this Agreement or otherwise expressly authorized in writing by an authorized officer of the Company, hold any Confidential Information in strictest confidence and will not disclose to anyone (other than employees of the Company, who need to know such information in connection with their work for the Company, excepting any information regarding the compensation and benefits receivable by the Employee in accordance with clause 2 of this Agreement), use, utilize or lecture upon or publish any Confidential Information that is made available to or accessible by the Employee during the course of such Employee’s employment with the Company.

5.3 At no time, will the Employee remove any Confidential Information from the office without prior permission.

5.4 The Employee’s duty to safeguard and not disclose Confidential Information will survive the expiration or termination of the Employee’s employment with the Company.

5.5 Breach of the conditions of this clause 5 will render the Employee liable to summary dismissal in addition to any other remedy the Company may have against the Employee in law.

5.6 The Employee agrees and acknowledges that any disclosure, misappropriation, conversion or dishonest use of the said Confidential Information shall, in addition to the remedies mentioned hereto, make the Employee criminally liable for Breach of applicable laws as amended from time to time.

6. PROPRIETARY RIGHTS ASSIGNMENT

6.1 All rights, title and interest in any intellectual property arising out of or in connection with the Employee’s employment, including without limitation any copyrights, rights to derivative works, trade secrets and any other intellectual property rights pertaining to the Employee’s employment, created or conceived (including, but not limited to, any tools, designs or methodologies) in the Company’s premises or using the Company’s property or other proprietary rights therein, shall be the property of the Company.

6.2 The Employee agrees to promptly disclose any such intellectual property arising out of or in connection with the Employee’s employment to the Company and treat such intellectual property as Confidential Information and as the trade secrets of the Company.

6.3 The Employee will assist the Company to the full extent possible to obtain, and from time to time enforce proprietary rights relating to inventions made by him/her in any and all countries. The Employee’s obligation to assist the Company with respect to proprietary rights relating to such inventions in any and all countries shall continue beyond the termination of the employment of the Employee with the Company.

6.4 The Employee hereby waives any and all claims, of any nature whatsoever, which the Employee now has or may hereafter have against the Company or its Employees, officers and agents for infringement of any proprietary rights assigned hereunder to Company by the Employee. To the maximum extent permitted by applicable law, the Company’s rights herein associated with any such assignment of proprietary rights shall not lapse for any reason whatsoever (other than as expressly agreed to by the Company), including but not limited to non-usage and / or non-enforcement of such right within one year of such assignment.

7. RESTRICTIVE COVENANTS

7.1 Non-Compete

During the period of his/her employment with the Company, the Employee shall not, directly or indirectly, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), engage, own an interest in, or be connected with as an employee, stockholder or partner, in any business or activity which is in competition with any business or activity carried on by the Company. The Employee shall be considered to be engaging in an activity which is in competition with that of the Company if he/she serves as a proprietor, partner, officer, director, employee, sales representative, investor (holding more than 5% voting rights) employee in, any organization or entity that is directly or indirectly engaged in the business or activity similar to business or activity of the Company.

7.2 Non-Solicitation

(a) The Employee acknowledges and agrees that the Employee’s services to the Company are of a special, unique, extraordinary and intellectual character, and the Employee’s position with the Company places the Employee in a position of confidence and trust with the customers, suppliers and employees of the Company.

(b) Accordingly, the Employee agrees that during the term of this Agreement and for three (3) years thereafter, the Employee shall not, except on behalf of the Company or with the written consent of the Company, directly or indirectly, individually, or on behalf of any other person, firm, corporation or other entity:

(i)	solicit, attempt to solicit, aid or induce any (a) client or customer doing business or has traded or dealt with the Company regardless of the location of such customer with respect to any technologies, services, products, trade secret or any other matter in which the Company is actively conducting it’s business as of the date of the termination of this Agreement or within the one (1) year period prior to such termination, or (b) prospective client or customer of the Company whom or which is a prospective client of the Company as of the date of the termination of this Agreement, to seek services then provided by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such client or customer or prospective client or customer or;

(ii)	solicit, attempt to solicit, employ or hire, or attempt to employ or hire or assist anyone else to employ or hire, persuade, aid or induce any person who is then or was an employee, representative, agent, independent contractor or employee of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.

7.3 Non-Disparagement

During the Term of this Agreement and thereafter, the Employee agrees not to disparage, encourage or induce others to disparage the Company or any of the Company’s past or present employees, directors, members, shareholders, products or services.

8. MISCELLANEOUS

8.1 Acknowledgement

(a) The Employee acknowledges that the covenants set forth in this Agreement restricting competition, disclosure; solicitation/interference and disparagement are reasonable, appropriate, and necessary in view of the nature of the relationship between the Employee and the Company.

(b) The Employee specifically acknowledges that damages for any breach of clauses 4, 5, 6, and 7 of this Agreement may be difficult to determine and inadequate to remedy the harm that may be caused and, therefore, consents that such clauses may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity, including damages...

8.2 Survival of Provisions

The obligations contained in Clause 5 (confidential information), clause 6 (proprietary rights assignment), clause 7.1 (non-compete), clause 7.2 (non-solicitation), clause 7.3 (non-disparagement), clause 8.1 (acknowledgement and injunctive relief), and clause 8.5 (governing law and arbitration) shall survive the termination or expiration of this Agreement and shall be fully enforceable thereafter.

8.3 Notice

All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery shall be deemed to have been duly made if actually delivered, or after 15 days immediately following the day of mailing, if mailed by registered post. Notices may be given by the Employee to the Company at its registered office address. Notices may be given by the Company to the Employee at the address intimated by the Employee and recorded in the office records.

8.4 Severability

The provisions of this Agreement shall be deemed severable, and the unenforceability of any one or more of its provisions shall not affect the enforceability of any of the other provisions. If for any reason, any part of this Agreement is held invalid by a court of law or any other dispute resolution mechanism, the Parties shall substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original objectives and economic positions of the Parties.

8.5 Governing Law and Arbitration

(a) Disputes. Except as provided in Section (d) (Equitable Relief), Company and Employee agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of (i) this Agreement, or (ii) Employee’s employment with the Company shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Center. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

(b) Governing Law. The arbitrator(s) must apply Hong Kong law to the merits of any dispute or claim, without reference to conflicts of law rules. Employee hereby consents to the personal jurisdiction of the courts located in Hong Kong for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Costs. Company and Employee shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses unless otherwise required by law.

(d) Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(e) Acknowledgement. EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 8.5. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE WILL BE OBLIGATED TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION (d), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

(f) Indemnity. Employee shall indemnify and hold harmless Company from any losses, liabilities, damages, claims, payments, liens, judgments, demands, costs and expenses (including reasonable attorney’s fees) arising out of any act or omission of Employee, or Employee’s performance or breach of this Agreement.

8.6 Entire Agreement

This Agreement contains the entire understanding and agreement between the Employee and the Company relating to the subject matter hereof and all prior oral and written agreements, including the offer letter if any are extinguished, and neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the Party against whom enforcement of any such waiver, modification, change, amendment, discharge or termination is sought. The Employee acknowledges that the Employee has understood this Agreement and has entered into and signed this Agreement knowingly, voluntarily and after consultation with advisors and attorneys as he deemed to be appropriate.

IN WITNESS WHEREOF, the parties have executed this Agreement to indicate their acceptance of its terms effective as of the day and year first written above.

Sincerely,

China Teletech Holding Inc.

By:	/s/ Lei Chen
Name: Lei Chen
Title: Chairman of the Board of Directors

I hereby acknowledge that I have had a full and
adequate opportunity to read, understand and
discuss the terms and conditions contained in
this Agreement prior to signing hereunder.

Signature of the Employee:	/s/ Dongsheng Lian
Name: Dongsheng Lian